SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 15, 2007
Date of Report (Date of earliest event reported)

Florida Gaming Corporation
(Exact Name of Registrant as specified in its Charter)

Delaware	0-9909	59-1670533
(State of other jurisdiction of	(Commission file no.)	(IRS employer
Incorporation)		identification
no.)

3500 NW 37th Avenue, Miami, Florida 33142-0000
(Address of principal executive offices, including zip code)

(305) 633-6400
(Registrant’s telephone number,
including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 3.02. Unregistered Sales of Equity Securities.

On June 15, 2007, the Registrant entered into a Stock Subscription Agreement and a Stockholders Agreement with Prides Capital Fund I, L.P., a Delaware limited partnership (“Prides”) with its principal place of business in Boston, Massachusetts, unsigned copies of which are attached hereto as Exhibits 4.5, 4.6, respectively, and incorporated herein by reference.

On the same date, Registrant issued 5,000 shares of its Series AA (non-voting) 7% Cumulative Preferred Stock to (the “Series AA Preferred Stock”) to Prides for $1,000 cash per share for an aggregate of $5,000,000. Each share of Series AA Preferred Stock is convertible into 40 shares of the Registrant’s $.20 par value common stock. The Stockholders Agreement grants immediate piggy-back registration rights and demand registration rights after September 1, 2009.

On June 15, 2007, the Registrant also entered into a Warrant Agreement with Prides granting Prides a warrant to purchase 20,000 shares of the Registrant’s $.20 par value common stock for $30.00 per share. An unsigned copy of the Warrant Agreement is attached hereto as Exhibit 4.7 and is incorporated herein. The Warrant Agreement expires on June 15, 2012.

The Registrant relied on the private offering exemption afforded by Section 4(2) of the Securities Act of 1933 (the “Act”) for the issuance of the 5,000 shares of Series AA Preferred Stock and the issuance of warrants to purchase 20,000 shares of the Registrant’s common stock to Prides, because the Registrant reasonably believed that Prides is an accredited investor within the meaning of Rule 501 of the Act and did not otherwise need the protection which registration would afford.

The 5,000 shares of Series AA Preferred Stock and the warrants and the warrant shares, when issued, will be restricted stock within the meaning of Rule 144 under the Act, and cannot be resold unless registered under the Act or unless an exemption from registration is available. The stock certificates representing the shares will bear an appropriate legend evidencing such restrictions.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not Applicable

(b)	Pro forma financial information.

Not Applicable

(c)	Exhibits.

The following exhibit is attached hereto:

4.5	Unsigned copy of Stock Subscription Agreement entered into between the Registrant and Prides Capital Fund I, L.P. on June 15, 2007.

4.6	Unsigned copy of Stockholders Agreement entered into between the Registrant and Prides Capital Fund I, L.P. on June 15, 2007.

4.7	Unsigned copy of Warrant Agreement entered into between the Registrant and Prides Capital Fund I, L.P. on June 15, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLORIDA GAMING CORPORATION

Date: June 20, 2007	By:	s/W. Bennett Collett
W. Bennett Collett
Chairman of the Board and
Chief Executive Officer